Energica Motor Company S.p.A.
via Cesare della Chiesa, no. 150
Modena – Italy
CRP Meccanica S.r.l.
via Cesare Della Chiesa, no. 21
Modena - Italy
[Note: if SHA will be signed after the effectiveness of the De-Merger, indicate Emch S.r.l. instead of CRP Meccanica]
Maison ER S.a r.l.
412F Route d’Esch
Luxembourg,
CRP Technology S.r.l.
via Cesare Della Chiesa, no. 150
Modena - Italy
Mr. Andrea Vezzani
Via Legnano, no. 106
Modena - Italy
and
Mr. Giampiero Testoni
Via Monte Bianco, no. 36
Milan - Italy
by email
RE: ENERGICA MOTOR COMPANY S.P.A. – Shareholders AGREEMENT
Dear Sirs,
Further to our understandings, we submit for your approval, to be given in a letter wholly incorporating the content hereof, the following proposal for a
SHAREHOLDERS AGREEMENT
BETWEEN
(1)Ideanomics, Inc., a company incorporated under the laws of Nevada having its registered office in New York, 1441 Broadway, Suite 5116, IRS Employer Identification no. 20-1778374I (“Ideanomics”), represented herein by its Chief Executive Officer Alf Poor;
– of the one side –
AND
(2)CRP Meccanica S.r.l. [or Emch S.r.l.], a limited liability company incorporated under the laws of the Republic of Italy, having its registered office in Modena, via Cesare Della Chiesa, no. 21, registered in the ordinary section of the Companies’ Register of Modena under Tax Code, VAT and registration no. 00782680367 (“CRP Meccanica”), represented herein by its chief executive officer, Franco Cevolini;
AND
(3)Maison ER S.a r.l., a limited liability company incorporated under the laws of Luxembourg, having its registered office in Luxembourg, 412F Route d’Esch, registered in the ordinary section of the Companies’ Register of

Luxembourg under Tax Code, Italian VAT no. 94071610367 (“Maison”), represented herein by its Chairman, Jean-Hugues Doubet;
AND
(4)CRP Technology S.r.l., a limited liability company incorporated under the laws of the Republic of Italy, having its registered office in Modena, via Cesare Della Chiesa, no. 150/C, registered in the ordinary section of the Companies’ Register of Modena under Tax Code, VAT and registration no. 03344960368 (“CRP Technology”), represented herein by its chief executive officer, Franco Cevolini;
AND
(5)Mr. Andrea Vezzani, Italian citizen, born in Modena, on February 28, 1966, resident in Modena, Via Legnano, no.106, Tax Code VZZNDR66B28F257N (“Vezzani”)
AND
(6)Mr. Giampiero Testoni, Italian citizen, born in Milan, on July 2, 1978, resident in Milan, Via Monte Bianco, no. 36, Tax Code TSTGPR78H02F205M (“Testoni” and, together with CRP Meccanica, Maison, CRP Technology and Vezzani, the “Founders” and each a “Founder”)
– on the other side –
AND
(7)Energica Motor Company S.p.A., a joint stock company incorporated under the laws of the Republic of Italy, having its registered office in Modena, via Cesare della Chiesa, no. 150, registered in the ordinary section of the Companies’ Register of Modena under Tax Code, VAT and registration no. 03592550366 (“Energica” or the “Company”), represented herein by its chief executive officer, Livia Cevolini;
(Ideanomics, Energica and the Founders, collectively, the “Parties” and each a “Party”)
WHEREAS
(A)Energica is a joint stock company whose details are as indicated in paragraph 7 of the Preamble of this Agreement and active within the field of the manufacturing and commercialization (both as wholesaler and as retailer) of super-sporty electrical motor-vehicles and related equipment (the “Relevant Business”).
(B)On [•] 2021, Ideanomics, on one side, and the Founders, on the other side, entered into a framework agreement (the “Framework Agreement”) aimed to regulate, inter alia, the terms and conditions of: (i) a voluntary and conditional public tender offer, to be launched by Ideanomics by acting in concert with the Founders, over all the shares of Energica (formerly) traded on AIM Italia and approximatively 1/3 of the Founders Shares (the “Tender Shares” the “Tender Offer”), and (ii) the terms and conditions of the consequent delisting of Energica from AIM Italia (the “Delisting”). [On [•], Energica board of directors approved the First Annual Business Plan that is acknowledged by Ideanomics.] [TBC if First Annual Business Plan approved before the signature of the SHA]
(C)As of the date hereof - following the performance of the Framework Agreement and carrying out of the activities set forth therein and occurrence of the Delisting - the authorized and resolved upon share capital of Energica - equal to euro 306,409,82, subscribed and paid-up for euro 306,409,82, and is divided into no. 30,640,982 ordinary shares without nominal value (the “Shares”) - is held as follows:
(i)Ideanomics is the full and exclusive owner of no. [•] shares of Energica, representing [71.25]% of the share capital;
(ii)[CRP Meccanica][EMCH S.r.l.] is the full and exclusive owner of no. 10,232,384 shares of Energica, representing 18.4% of the share capital;

(iii)Maison is the full and exclusive owner of no. 880,000 shares of Energica, representing [2.87]% of the share capital;
(iv)CRP Technology is the full and exclusive owner of no. 2,091,940 shares of Energica, representing [6.83]% of the share capital;
(v)Vezzani is the full and exclusive owner of no. 100,000 shares of Energica, representing [0.33]% of the share capital;
(vi)Testoni is the full and exclusive owner of no. 100,000 shares of Energica, representing [0.33]% of the share capital.
(D)In light of the above, consistently with the provisions of the Framework Agreement and their reciprocal understandings, the Parties intend to enter into this shareholders agreement (the “Shareholders’ Agreement” or the “Agreement”) to regulate the governance of Energica, upon the terms and conditions set out herein.
Now, therefore, the Parties hereby agree as follows:
TITLE I
– PRELIMINARY PROVISIONS –
1.DEFINITIONS
1.1For the purposes of this Shareholders’ Agreement, the terms and expressions starting with a capital letter shall have the same meaning set forth under the Framework Agreement, with the exception of those listed below that shall have the following meaning:

“Additional Financing”	as defined in Article 6 of this Agreement.

“Agreement” or “Shareholders’ Agreement”	as defined in Recital (D) of this Agreement.
“Annexes”	as defined in Paragraph 3.1 of this Agreement
“Annual Business Plan”	the business plan and budget of Energica that has been approved by the Board of Directors in accordance with this Agreement. [Note: annex to be finalized between signing and closing in order to be attached to the version of this agreement which will be executed pursuant to the FA]
“Article”	any article of this Agreement.
“Board of Directors”	as defined in Paragraph 7.1 of this Agreement
“Board of Statutory Auditors”	as defined in Paragraph 10.1 of this Agreement
“Budget”	the budget 2022 approved by the board of directors of Energica on [•] 2021 and acknowledged by Ideanomics that is attached hereto as Annex 1.1(b). [Note: annex to be finalized between signing and closing in order to be attached to the version of this agreement which will be executed pursuant to the FA]
“Business Day”	any calendar day, excluding (a) Saturdays and Sundays; (b) the days comprised between 1 and 31 August (included) and (c) the other days in which banking institutions are not open to the public in Milan and New York.
“Business Plan Deadlock”	as defined in Paragraph 9.8.
“Call Option”	as defined in Paragraph 12.5 of this Agreement.
“Committee”	as defined in Paragraph 12.2 of this Agreement.
“Consob”	means the Commissione Nazionale per le Società e la Borsa.

“Control”, “Controlling” and “Controlled”	as defined in accordance with the meaning set forth in article 2359, paragraph 1, no. 1, of the Italian Civil Code.
“CRP Meccanica Designees”	as defined in Paragraph 7.1 of this Agreement.
“CRP Meccanica”	as defined in paragraph (2) of the Preamble of this Agreement.
“CRP Technology”	as defined in paragraph (4) of the Preamble of this Agreement.
“Deadlock”	as defined in Paragraph 12.1 of this Agreement.
“Deadlock Agreement”	as defined in Paragraph 12.3 of this Agreement.
“Deadlock Occurrence Notice”	as defined in Paragraph 12.1 of this Agreement.
“Debt Financing”	as defined in Paragraph 9.3.
“Delisting”	as defined in Recital (B) of this Agreement.
“Energica”	as defined in Paragraph (7) of the Preamble of this Agreement.
“Energica Shareholders”	Means Ideanomics and the Founders.
“Expert”	(a) [name of preferred auditing firm to be agreed]; or (b) if [name of preferred auditing firm to be agreed] [Note: to be agreed upon / inserted in the version of this agreement that will be executed on closing pursuant to the FA] does not accept the engagement, such other auditing firm as Ideanomics and the Founders may agree to in writing; or (c) if the Parties fail to reach an agreement as to the auditing firm to be appointed as Expert within 5 Business Days, any other leading firm of independent certified public accountants designated by the President of the Tribunal of Milan at the request of the most diligent Party.
“First Annual Business Plan”	as defined in paragraph 9.2.
“Founders”	as defined in paragraph (6) of the Preamble of this Agreement.
“Framework Agreement”	as defined in Recital (B) of this Agreement.
“Ideanomics Designees”	as defined in Paragraph 7.1 of this Agreement.
“IPO”	an initial public offering and/or or a business combination with a special purpose acquisition vehicle aimed to the admission to trading, directly or indirectly, of Energica on a regulated or unregulated market either in the United States of America, the United Kingdom or the European Union.
“Law”	any law, regulation, decree, directive, convention, order, decision, custom or other source of law or Order, be it at a State, regional, provincial, municipal, local, foreign, international or EU level.
“Liquidity Event”	as defined in Paragraph 17.1 of this agreement
“Lock-up Period”	as defined in Paragraph 13.1 of this Agreement
“Maison”	as defined in Paragraph (3) of the Preamble of this Agreement.
“Management Team”	shall mean the chief executive officer and chief financial officer of Energica.
“Objection Notice”	as defined in Paragraph 12.5 of this Agreement.
“Order”	any sentence, order, ordinance, decree, decision, judgement, opinion, directive, award, injunction, assessment, payment order or other order from any Authority whatsoever.
“Offered Shares”	as defined in Paragraph 14.1 of this Agreement.
“Option Closing”	as defined in Paragraph 12.5 of this Agreement.

“Option Closing Date”	as defined in Paragraph 12.5 of this Agreement.
“Option Notice”	as defined in Paragraph 12.5 of this Agreement.
“Option Party”	as defined in Paragraph 12.5 of this Agreement.
“Option Price”	as defined in Paragraph 12.5 of this Agreement
“Optioned Shares”	as defined in Paragraph 12.5 of this Agreement.
“Options”	as defined in Paragraph 12.5 of this Agreement.
“Paragraph”	any Paragraph of any Article or Preamble.
“Parties”	collectively, Ideanomics, Energica and the Founders.
“Person”	any natural or legal person, even if not recognised, and Authority.
“Permitted Transferee”	as defined in Paragraph 13.3 of this Agreement.
“Permitted Transfers”	as defined in Paragraph 13.3 of this Agreement.
“Pre-emption Exercise Notice”	as defined in Paragraph 14.4 of this Agreement.
“Pre-emption Period”	as defined in Paragraph 14.4 of this Agreement.
“Pre-emption Offer”	as defined in Paragraph 14.3 of this Agreement.
“Pre-emption Party”	as defined in Paragraph 14.1 of this Agreement.
“Pre-emption Right”	as defined in Paragraph 14.1 of this Agreement.
“Put Option”	as defined in Paragraph 12.5 of this Agreement.
“Qualifying IPO”	as defined in Paragraph 17.1 of this Agreement.
“Receiving Party”	as defined in Paragraph 12.5 of this Agreement.
“Recognised Stock Exchange”	means a regulated or unregulated market managed by Borsa Italiana, Deutsche Börse, Euronext, the London Stock Exchange, the National Association of Securities Dealers Automated Quotations Exchange, or the New York Stock Exchange.
“Relevant Business”	as defined in Recital (A) of this Agreement.
“Restriction”	any real or pre-emption right, assignment obligation, option, co-sale right or obligation, or any other limitation (of a legal, judicial or contractual nature) on the transfer, use, enjoyment, fruition or the exercise of any other right on a property (including, with reference to the Shares, voting and profit-sharing rights as well as all the other administrative and property rights attached thereto).
“Sale Execution Period”	as defined in Paragraph 14.6 of this Agreement.
“Second Deadlock Notice”	as defined in Paragraph 12.4 of this Agreement.
“Shareholders Meeting Reserved matters”	as defined in Paragraph 11.2 of this Agreement.
“Shares”	as defined in Recital (C) of this Agreement.
“Shares on Sale”	as defined in Paragraph 15.1 of this Agreement
“Signing Date”	means the date of execution of this Agreement.
“Tag-Along Shareholders”	as defined in Paragraph 15.1 of this Agreement
“Tag-Along Notice”	as defined in Paragraph 15.2 of this Agreemen
“Tag-Along Right”	as defined in Paragraph 15.1 of this Agreement
“Tagged Shares”	as defined in Paragraph 15.3 of this Agreement
“Tagged Shareholders”	as defined in Paragraph 15.1 of this Agreement
“Tender Offer”	as defined in Recital (B) of this Agreement.
“Tender Shares”	as defined in Recital (B) of this Agreement.
“Territory”	means worldwide with the exception of the following countries or territory: Argentina, Belize, Cambodia, Easter Island, Iceland, Laos, Papua Nuova Guinea, Polynesia, Venezuela, Guatemala, Kazakhstan, Vietnam.
“Testoni”	as defined in Paragraph (6) of the Preamble of this Agreement.

“Third-Party Purchaser”	means a bona fide third party that is not a Party or a related party or Affiliate of a Party.
“Three-Year Capital Plan”	means the initial three financial year capital plan of Energica attached hereto as Annex 1.1(c) that includes (i) initial three-year projections of Energica’s estimated revenues, capital expenditures, operating expenses, marketing and promotional costs, projected balance sheet, P&L and statement of cash flow; (ii) the amounts of the minimum funding level over such three-year period. [Note: annex to be finalized between signing and closing in order to be attached to the version of this agreement which will be executed pursuant to the FA]
“Transfer”
any transfer by a deed inter vivos, howsoever made, of equity holdings in the share capital of a company, including, but not limited to, by way of gift, performance of a natural obligation, compulsory sale, datio in solutum, exchange and contribution in kind to companies and, more generally, any agreement the result of which is, either directly or indirectly, the transfer of ownership or in rem rights (pledge or usufruct) or the creation of rights (including pledge and usufruct rights) over equity participations in the share capital of a company or over option rights arising from equity holdings in the share capital of a company. The terms “Transfer (to)”, “Transferor”, “Transferable” shall have a meaning in accordance with the term “Transfer”.

“Transfer Notice”	as defined in Paragraph 14.1 of this Agreement.
"US GAAP”	as defined in Paragraph 9.9 of this Agreement.
“Vezzani”	as defined in Paragraph (5) of the Preamble of this Agreement.
2.INTERPRETATION RULES
2.1In this Agreement, unless a different intention of the Parties clearly appears from the context:
(a)the definition of any name shall also include all its declensions and the definition of any verb shall also include all its conjugations;
(b)reference to any contract or document shall also be construed as a reference to the recitals and annexes as well as to the amendments, if any, thereof (in particular, any reference to this Agreement shall also be construed as a reference to the Recitals and Annexes thereof, which are an integral and essential part thereof and constitute as well a covenant between the Parties);
(c)reference to a Law or a provision thereof shall also be construed as a reference to that Law or provision thereof, as may be subsequently amended or interpreted as well as to any order implementing such Law or provision thereof;
(d)reference to any Person shall include also its successors, transferees or authorised assignees;
(e)the terms provided for in this Agreement must be calculated in accordance with Article 155 of the Italian Code of Civil Procedure, unless they are expressed in Business Days, in which case the relevant definition under Article 1 shall apply;
(f)the terms provided for in this Agreement for the performance of any of the Parties must be deemed of the essence in the interest of the other Party, pursuant to and for the purposes of Article 1457 of the Italian Civil Code;

(g)the words “including”, “inclusive”, “included” or equivalent words shall be interpreted just by way of an example, and not by limitation;
(h)whenever a provision in this Agreement provides for a Party to “cause” (or equivalent words) a Person to perform (or not to perform) a certain act, such provision shall be interpreted as a promise of the fact of the third party (“promessa del fatto del terzo”) pursuant to and for the purposes of Article 1381 of the Italian Civil Code.
3.ANNEXES
3.1The following documents, duly initialled for identification, are enclosed to this Agreement (the “Annexes”):
–Annex 1.1(a) – Annual Business Plan
–Annex 1.1(b) – First Annual Business Plan
–Annex 1.1(c) – Three-Year Capital Plan
–Annex 9.1 – Powers of CRP Meccanica Designee [Note: Annex to be discussed and agreed upon before closing]
–Annex 20.1 – Communication Addresses
TITLE II
– SHAREHOLDERS’ AGREEMENT Purpose –
4.SHAREHOLDINGS COMMITTED TO THE SHAREHOLDERS’ AGREEMENT
Ideanomics, on one side, and the Founders, on the other side, shall commit to this Agreement all the Shares of Energica to which they are entitled at the Signing Date, agreeing that they shall keep them, and any increases or decreases thereto for any reason whatsoever during the term of this Agreement, bound to this Agreement and shall manage such Shares of Energica and all the shareholders’ rights pertaining thereto, in accordance and consistently with the provisions of the present Agreement.
5.PARTIES’ OBLIGATIONS
General undertaking
5.1The Parties – by exercising their respective voting rights in the shareholders’ meeting of the Company and by causing their designated board of directors’ members to exercise their corporate rights and powers – shall cause Energica and its corporate governance to be managed in accordance with the provisions under this Agreement and, as to any aspect not governed by this Agreement, by the provisions of the Company’s By-Laws.
Relationships between this Agreements and Company’s By-Laws
5.2The Parties acknowledge and agree that, with respect to the relationships among them regulated by this Agreement, in case of conflict between the provisions of this Agreement and those of Company’s By-Laws, the former shall prevail over the latter.
5.3The Parties therefore undertake to (i) act in good faith in accordance with the aforementioned principle, even by not exercising or waiving the exercise of the rights to which they are entitled under the Company’s By-Laws, to the extent necessary; (ii) give any consents, waivers and declarations and perform any other acts that may be required under the Company’s By-Laws to allow the exercise in good faith of the rights arising out from this Agreement; (iii) in case of conflict between the provisions of this Agreement and the provisions of the Company’s By-Laws, to act in good faith in accordance with the provisions of this Agreement, and (iv) to uniform, within the maximum extent allowed by the applicable Laws, the provisions of the Company’s By-Laws to this Agreement, in order avoid conflicts between them and this Agreement.

Acknowledgment of CRP Meccanica position
5.4The Parties hereby acknowledge and recognize that a demerger process is currently ongoing in respect of CRP Meccanica and that, following such demerger and as a result thereof, the interest currently held in Energica by CRP Meccanica shall be held by a newly incorporated company ECMH S.r.l. (the “Demerger Beneficiary”).
In this respect, it is hereby acknowledged and agreed that, following the demerger, all the rights and obligations of CRP Meccanica pursuant to this Agreement shall be assigned to the Demerger Beneficiary, which will be bound by the provisions of this Agreement as if it was an original party thereto (it being understood that, since the effectiveness of the demerger, CRP Meccanica shall have no liability in respect of, or arising out from, this Agreement and being this latter automatically released therefrom by mutual agreement of all the other Parties, which is granted now for the time being and to the extent necessary).
6.ADDITIONAL FINANCING
Within 15 Business Days from the Delisting, Ideanomics will subscribe convertible notes issued by Energica for an amount up to euro 8 million, for a duration of 60 months, at an annual interest rate of 8.00% consistently with the financial needs of Energica as provided by the First Annual Business Plan 2022, each Annual Business Plan and the Three Year Capital Plan ("Additional Financing"). Energica will have the right to call tranches of up to euro 1,000,000 with a 30 day notice, or of a different size and timing as agreed upon the parties time by time. Energica will reimburse the interest starting from the expiry of the first year from subscription of the convertible notes on a monthly basis. At the maturity date, principal and outstanding interests of the convertible notes shall be reimbursed in cash by Energica or converted into Energica Share, at Ideanomics discretion, at a conversion price of euro 3.2 per Share.
TITLE III
– COMPANy’s CORPORATE GOVERNANCE –
7.BOARD OF DIRECTORS
7.1For the entire duration of this Agreement, the Parties hereby agree from time to time to take all actions within their respective power, including, without limitation, by voting their Shares of Energica and causing their respective Affiliates to vote their Shares of Energica, required to cause the board of directors of Energica (the “Board of Directors”) to consist of 5 (five) individuals designated in writing by the Parties as follows:
(a)Ideanomics shall have the right to designate 3 (three) members of the Board of Directors including the Vice-Chairman (“Ideanomics Designees”);
(b)CRP Meccanica shall have the right to designate 2 (two) members of the Board of Directors, including the Chairman of the Board of Directors and the chief executive officer (“CRP Meccanica Designees”).
7.2The members of the Board of Directors, appointed in accordance with the previous Paragraph 7.1, will be in charge for a period of 3 (three) financial years and might be re-appointed for the same period.
7.3The initial members of the Board of Directors will be Alf Poor, Tony Sklar and Robin Mackie (designated and appointed by Ideanomics) and Livia Cevolini and Andrea Vezzani (designated and appointed by CRP Meccanica).
Removal and cease of Ideanomics Designee
7.4At all times each of Ideanomics and CRP Meccanica shall have the right to require the removal, without cause, of the Ideanomics Designees and the CRP Meccanica Designees, respectively, and no other Person shall have any rights to remove the, or to require the removal of, Ideanomics Designees or the CRP Meccanica Designees, respectively. If Ideanomics or the Founders, as the case may be, shall, in accordance with the rights specified herein, require the removal of the Ideanomics Designees or the CRP Meccanica Designees, respectively, then the other Parties hereby agree to join with the other in recommending such removal as described above, and in causing Energica either to promptly call and hold a meeting of shareholders and to vote, or cause to be voted, in person or by proxy, all of the corporate capital of Energica held by the Parties entitled to vote at such meeting, effecting such removal.
7.5If a vacancy is created on the Board of Directors by reason of the death, disability, removal or resignation of an Ideanomics Designee or a CRP Meccanica Designee, each of the Parties hereby agrees (on behalf of himself and his Affiliates), in its capacity as a shareholder of Energica, to elect a director to fill such vacancy in accordance with the selection procedures set forth in Paragraph 7.1. Upon the designation of a successor director, each of the Energica Shareholders hereby agrees to:
(a)cause Energica to promptly hold a meeting of shareholders;
(b)vote (or cause to be voted) all of the Shares owned (or controlled) by such a Party (and entitled to vote at such meeting):
(i)in favour of the person (or persons) selected in accordance with Paragraph 7.1 to fill such vacancy and, if necessary,
(ii)in favour of removing any director elected to fill such vacancy other than in accordance with the selection procedures of Paragraph 7.1.
8.MEETINGS OF THE BOARD OF DIRECTORS
8.1The Board of Directors shall take all decisions by simple majority, save as specified in this Agreement and/or in the Company’s By-Laws.
9.POWERS OF THE BOARD OF DIRECTORS AND BUSINESS PLAN
9.1Save as specified in this Agreement and/or in Company’s By-Laws, the Board of Directors shall be granted with all the powers to manage Energica and the Parties undertake to cause their designated Board of Directors’ members to exercise their rights to grant the CRP Meccanica Designees with the powers set forth under Annex 9.1.
9.2Within November 15 of each year, or the next succeeding Business Day if such date is not a Business Day, the Management Team shall prepare and present to the Board of Directors for its approval a proposed Annual Business Plan for the subsequent financial year. The Annual Business Plan for the financial year ending on December 31, 2022 (“First Annual Business Plan”) is attached hereto as Annex 9.2. Each proposed Annual Business Plan shall address, among other things, each of the line items set forth in the First Annual Business Plan.
9.3In connection with the preparation of each proposed Annual Business Plan, the Management Team shall take such actions to estimate whether and to what extent third-party debt financing (“Debt Financing”) would then be available to Energica, with the aim that such Debt Financing would be at least sufficient to meet the projected debt funding for such financial year as set forth in the Three-Year Capital Plan. The proposed Annual Business Plan shall specifically include an estimate, by fiscal quarter, of sources and uses of funds for Energica for such subsequent financial year.
9.4After due consideration of such proposed Annual Business Plan, the Board shall vote on whether to approve (with such adjustments as the Board of Directors shall determine but within the limit of 20% of any line item of the Annual Business Plan) such proposed Annual Business Plan.
9.5If the Board of Directors approves such proposed Annual Business Plan, such proposed Annual Business Plan shall immediately become effective as the Annual Business Plan for the subsequent financial year.
9.6If the Board of Directors has not approved such proposed Annual Business Plan or the adjustment requested by the Board of Directors are above the threshold provided in Paragraph 9.4 on or prior to December 15, then each Party may a file a deadlock occurrence notice (“Deadlock Occurrence Notice”).
9.7During the period following receipt of such notice through December 31 of that financial year, the Management Team and the Board of Directors shall seek in good faith and shall use their commercially reasonable efforts to hold at least three (3) additional Board of Directors meetings with the goal of approving the proposed Annual Business Plan (with such changes as the Management Team and the Board of Directors shall determine). If (i) the Board approves such proposed Annual Business Plan (with such changes as the Management Team and the Board of Directors shall determine), such proposed Annual Business Plan shall immediately become effective as the Annual Business Plan for such subsequent financial year.
9.8If the Board of Directors has not approved such proposed Annual Business Plan on or prior to December 31 of the financial year in which the proposed Annual Business Plan was submitted to the Board of Directors, a “Business Plan Deadlock” shall be deemed to have occurred and the Parties shall follow the deadlock resolution procedures set forth in Paragraph 12, provided that after a Deadlock Occurrence Notice has been notified Energica shall operate on the basis of Annual Business Plan for the prior financial year.
9.9In the event that the Ideanomics auditor determines during the scope of such audit that Ideanomics ownership in Energica cannot be consolidated pursuant to the generally accepted accounting principles as in effect from time to time in the United States of America ("US GAAP”) due to Paragraph 9 of this Agreement, the Parties agree to consider that Paragraph 9 is modified or even deleted, so that Ideanomics can consolidate the investment in Energica and the Parties further agree to negotiate in good faith to amend the Agreement to accommodate the goals of the Parties, including the interest of the Founders to be protect as minority shareholders at Board of Directors’ level to the maximum possible extent with protective rights and/or non-substantive participating rights as permitted under US GAAP, and also comply with US GAAP.
10.BOARD OF STATUTORY AUDITORS
10.1The Parties hereby agree, from time to time, to take all actions within their respective power, including, without limitation, by voting their Shares of Energica and causing their respective Affiliates to vote their Shares of Energica, required to cause the Board of Statutory Auditors of the Company (the “Board of Statutory Auditors”) to be appointed as follows:
(a)Ideanomics shall have the right to appoint 2 (two) effective members and 1 (one) alternate member of the Board of Statutory Auditors;
(b)CRP Meccanica shall have the right to appoint 1 (one) effective member (including the Chairman) and 1 (one) alternate member of the Board of Statutory Auditors.
11.SHAREHOLDERS’ MEETING
11.1Save as for the provisions of the following Paragraph 11.2, the ordinary and extraordinary shareholders meeting of the Company shall be validly constituted and resolve with the majorities as required by the applicable Law.
11.2The resolutions of the shareholders meetings of the Company (either taken at ordinary or extraordinary seats) upon any of the following matters (the “Shareholders Meeting Reserved Matters”) shall be validly adopted with the favourable vote of the Founders Shares representing not less than 90% of the share capital of the Company:
(i)increases or decreases of Energica share capital (with the exception of those mandatory required by Italian Law to cover losses of capital);
(ii)mergers, demergers and change of the corporate form;
(iii)any change in the by-laws (including change in the corporate form), unless required by applicable Laws;
(iv)winding-up, liquidation of Energica and appointment/removal of liquidators and assignment of related authorizations and proposing any insolvency proceeding of any type;
(v)any resolution in respect of an IPO, to the extent falling within the competence of the shareholders’ meeting;

12.DEADLOCK
12.1For the purposes hereof, a “Deadlock” shall occur whenever (i) no. 3 (three) consecutive shareholders’ meetings have been held on a Shareholder Meeting Reserved Matter held without reaching the quorum required under Paragraph 11.2 above to adopt the related decision; and (ii) either Party serves a written notice to the other Party stating that a Deadlock has occurred (the “Deadlock Occurrence Notice”).
12.2If a Deadlock occurs, the Parties shall appoint a committee composed of two representatives of adequate standing in order to discuss and identify a mutually satisfactory solution to the Deadlock (the “Committee”). In particular, the Committee shall be composed as follows: (i) Ideanomics shall be entitled to appoint no. 1 (one) member of the Committee; and (ii) the Founders shall be entitled to appoint, jointly, no. 1 (one) member of the Committee. It being understood that the Party serving the Deadlock Occurrence Notice shall appoint its representative in the context thereof and the other Party shall appoint its representative within 15 Business Days from receipt of such Deadlock Occurrence Notice.
12.3If the Committee reaches, within 25 Business Days from its appointment, a mutually satisfactory solution, suitable under any aspects for all the Parties (the “Deadlock Agreement”), a new shareholders meeting of Energica shall be called and held within the 15 Business Days following the date on which the aforementioned Deadlock Agreement has been reached, which shall resolve (inter alia) upon the matter on which the Deadlock occurred consistently with the Deadlock Agreement.
12.4In the event that:
(a)the Committee, for any reason, (i) is not appointed within the above-mentioned term; or (ii) does not reach a Deadlock Agreement within 25 Business Days from its appointment; or
(b)the shareholders’ meeting convened pursuant to Paragraph 12.3 above does not comply with the Deadlock Agreement, either Party may serve a written notice to the other Party acknowledging that the Deadlock has not been resolved (the "Second Deadlock Notice"). The Second Deadlock Notice shall be sent within 10 Business Days after, respectively, (x) the failure to appoint the Committee within the above-mentioned term; (y) the expiration of the 25 Business Days given to the Committee to reach a Deadlock Agreement; or (z) the date of the shareholders meeting convened to resolve upon the Deadlock pursuant to Paragraph 12.3 above.
12.5Following the sending of the Second Deadlock Notice, the following shall apply:
(a)the Parties shall be granted with the following option rights:
(i)the Founders shall be granted, pursuant to article 1331 of the Italian civil code with the right to sell to Ideanomics all (and not less than all) the Shares held by the Founders in Energica (it being understood that Ideanomics hereby irrevocably grants, now for the time being, the Founders with the aforementioned right) (the “Put Option”); and
(ii)Ideanomics shall be granted, pursuant to article 1331 of the Italian civil code, with the right to purchase from the Founders all (and not less than all) the Shares held by the same in Energica (it being understood that the Founders hereby irrevocably grant, now for the time being, Ideanomics with the aforementioned right) (the “Call Option” and, together with the Put Option, the “Options”);
(the Shares subject to the Options, the “Optioned Shares”)
(b)in the event of exercise of any of the Options, the consideration per share for the sale of the Optioned Shares shall be equal to the higher between (a) euro 3.20 per share; and (b) the fair market value of Energica to be determined in accordance with article 2437-ter of the Italian civil code (the “Option Price”).

(c)each Party shall be entitled to exercise the respective Option within 15 Business Days from the Second Deadlock Notice by sending to the other Party a notice in compliance with Article 20 below (the “Option Notice”), which shall include the calculation of the Option Price (the Party having sent an Option Notice, the “Option Party” and the Party having received an Option Notice, the “Receiving Party”).
(d)Within fifteen 15 Business Days following the receipt of the Option Notice, the Receiving Party shall be entitled to challenge the Option Price set out in the Option Notice by sending to the Option Party a notice in compliance with Article 20 below (the “Objection Notice”), and the Parties shall have twenty five 25 Business Days to meet and discuss in good faith the Option Price.
(e)Should the Parties fail to resolve the outstanding issues on the Option Price within 25 Business Days period mentioned in paragraph (d) above, the remaining issues in dispute shall be submitted to the Expert for resolution;
(f)If issues are submitted to the Expert for resolution, the Parties shall jointly appoint and engage such Expert upon the following terms and conditions:
(i)the Expert shall act as an arbitrator (arbitratore) pursuant to sections 1349, paragraph 1, and 1473, paragraph 1, of the Italian civil code, and shall make a decision in the interest of both Ideanomics and the Founders in a diligent and fair manner and in good faith (con equo apprezzamento e non con mero arbitrio);
(ii)the assessment of the Expert shall be limited to the issues remaining in dispute;
(iii)the Parties shall furnish or cause to be furnished to the Expert such work papers and other documents and information relating to the disputed issues as the Expert may request and are available to that Party and shall be afforded the opportunity to present to the Expert any material relating to the disputed issues and to discuss the issues with the Expert;
(iv)the determination by the Expert, as set forth in a notice to be delivered to both Ideanomics and the Founders within 30 calendar days of the submission to the Expert of the issues remaining in dispute, will be final, binding and conclusive on the Parties; and
(v)the Expert’s costs shall be equally shared between the Parties, unless the Expert’s decision confirms the position of any of the Parties in connection with the disputed matters, in which case the Expert’s costs shall be fully borne by the other Party.
(g)all the obligations instrumental in bringing into effect and making enforceable against Energica and third parties the sale and purchase of the Optioned Shares – in all cases free from any Restriction – (the “Option Closing”) shall take place at the offices of the notary or in the place that the Parties shall in advance agree in writing, on the date agreed between the Parties and in any event at the latest within 45 Business Days following the final determination of the Option Price (the “Option Closing Date”).
On the Option Closing Date, the Parties shall perform the following acts and fulfil the following requirements:
(i)the Founders shall deliver to Ideanomics the certificates (titoli) with clean title and free of any Restriction carrying the Optioned Shares, duly endorsed for transfer to Ideanomics with signatures authenticated by the Notary, pursuant to section 2355, paragraph 3, of the Italian civil code or, as the case may be, enter into any instrument in order to Transfer the Optioned Shares in favour of Ideanomics;
(ii)Ideanomics shall:
(x)pay to the Founders the Option Price in either cash or common stocks in the discretion of Ideanomics, provided that Ideanomics will be entitled to pay by way of common stocks a maximum portion equal to 50% of the Option Price;

(iii)the Parties shall:
(x)cause the transfer of the Optioned Shares to be duly recorded in the share ledger (libro dei soci) of Energica;
(y)take any other actions, perform any other obligations, and execute or exchange any other instruments necessary or opportune to transfer to Ideanomics good and valid title to the Optioned Shares, as the case may be, and to consummate the transaction regulated herein.
The Optioned Shares will be transferred to Ideanomics with economic benefit (godimento) as of the relevant Option Closing Date and free of any Restriction.
Among the Parties, all actions to be taken, all contracts to be entered into and all instruments to be executed or exchanged at the Option Closing in accordance with this letter (g), will be deemed as one, single and simultaneous transaction. Accordingly, no such action will be deemed to have been taken, no such contract will be deemed to have been entered into and no such instrument will be deemed to have been executed or exchanged unless and until all other actions will have been taken, all other contracts will have been entered into, all other obligations will have been performed, and all other instruments will have been executed or exchanged as set forth in this letter (g).
12.6To the extent this is necessary, the Parties hereby mutually acknowledge and recognize that, notwithstanding the fact that no specific and autonomous consideration is set forth in respect of the Options, the same find their cause and reason in the overall terms and conditions included in this Agreement and the Framework Agreement and, therefore, shall be deemed as granted for consideration (concesse a titolo oneroso).
12.7It is agreed and understood that, for the purposes of this Article 12, the Founders shall be considered, and act, as a single Party.
TITLE IV
–Transfer of shares –
13.TRANSFER OF ENERGICA SHARES
General restrictions
13.1The Energica Shareholders shall not Transfer, directly or indirectly, any Shares held by each of them in the share capital of Energica until the expiry of the 12th month from the execution of this Agreement (“Lock-up Period”)
13.2The Energica Shareholders shall cause the directors of Energica not to register any transfer of Shares of Energica which has not been carried out in strict compliance with the terms set forth under this Article 13 and the relevant transferee shall have neither the voting right nor the right to receive any dividend or any distribution of profits pertaining to such transferred Shares.
Permitted Transfers
13.3As an exception to the non-transfer obligations and restrictions under this Article 13, Energica Shareholders may at any time Transfer, in whole or in part, their respective Shares in Energica to:
(a)any transferee upon succession or liquidation of assets between spouses or the inheritances or other transfer to a spouse (“Permitted Transferees”);
(b)any of their Affiliates or an Affiliate of any Permitted Transferee, or
(c)as a result of any transfer under Article 12 above
(the “Permitted Transfers”)

provided that (i) the Energica Shareholder intending to carry out any transfer in accordance with this Paragraph 13.3 shall notify in writing the other Energica Shareholders in advance providing full information and the reasons of the intention to Transfer its Shares in Energica; and (ii) the relevant transferee agrees in writing to be bound by the terms and conditions of this Agreement.
14.PRE-EMPTION RIGHT
14.1Exception made for the Permitted Transfers under Paragraph 13.3, if – once the Lock-up Period has expired – any of the Energica Shareholders (the “Pre-emption Party”) intends to Transfer to third parties, in whole or in part, the Shares held by the same in the share capital of Energica (the “Offered Shares”), it shall send a written notice (the “Transfer Notice”) to such effect to the other Energica Shareholders, and shall allow the latter to exercise a pre-emption right (the “Pre-emption Right”) as set forth below.
14.2The Transfer Notice shall include the terms and conditions of the Transfer, including at least, inter alia, the following: (i) the indication of the Offered Shares; (ii) the price and the payment conditions at which the contemplated Transfer of the Offered Shares is intended to be made; (iii) the identity of the proposed purchaser of the Offered Shares; (iv) possible conditions to which the Transfer is subject, the indemnification obligations undertaken by the Pre-emption Party and the possible securities for the payment of the purchase price; (v) a copy of the offer transmitted by the prospective purchaser, which shall be a binding and irrevocable offer (pursuant and to the effects of article 1329 of the Italian Civil Code).
14.3Delivery of the Transfer Notice shall constitute an irrevocable and unconditional offer by the Pre-emption Party to sell the Offered Shares to the other Energica Shareholders, which shall have the right to acquire all or a part of the Offered Shares pursuant to the terms and conditions as set forth in the Transfer Notice (the “Pre-emption Offer”).
14.4If any of the Energica Shareholders intends to exercise its Pre-emption Right in respect of the Offered Shares and accept the Pre-emption Offer, it shall send to the Pre-emption Party a notice (the “Pre-emption Exercise Notice”) within 30 Business Days following its receipt of the Transfer Notice (the “Pre-emption Period”). It is agreed and understood that, should more of the Energica Shareholders exercise its Pre-emption Right, the same shall be deemed as being exercised by each of the same proportionally to the interest held by it in the share capital of Energica.
14.5If any of the Energica Shareholders exercises its Pre-emption Right: (i) the Pre-emption Party shall be obligated to sell the Offered Shares to such Energica Shareholders, which shall have the obligation to purchase the Offered Shares; and (ii) the sale and purchase of the Offered Shares, free and clear of any Restriction and in accordance with the other terms and conditions of the Transfer Notice, and the payment of the related purchase price to the Pre-emption Party, shall occur within 30 Business Days following the expiration of the Pre-emption Period.
14.6If no Energica Shareholder has delivered a Pre-emption Exercise Notice in accordance with the terms of Paragraph 14.4 during the Pre-emption Period, the Pre-emption Party may sell all (and not less than all) the Offered Shares to the third-party transferee, at the price and in accordance with the other terms and conditions of the Transfer Notice, provided that:
(a)the purchase and sale agreement providing for the sale of the Offered Shares to the third-party transferee is entered into no later than 90 days following the expiration of the Pre-emption Period (the “Sale Execution Period”); and
(b)the price and other terms and conditions of the Offered Shares are not modified (it being acknowledged that any modification of the price or of the other terms and conditions of the Transfer Notice shall require delivery of a new Transfer Notice by the Pre-emption Party).
14.7Absent the execution of the purchase and sale agreement providing for the Transfer of the Offered Shares prior to the expiration of the Sale Execution Period, the procedure set forth herein shall have to be complied with and a new Transfer Notice must be delivered by the Pre-emption Party prior to any subsequent Transfer of Shares.

15.TAG-ALONG RIGHT
15.1Once the Lock-up Period has expired, subject to the application of the Pre-emption Right under Paragraph 14.1 and followings above, should an Energica Shareholders (the “Tagged Shareholders”), receive, and intend to accept, an offer to sell to a Third-Party Purchaser their interest in Energica, in whole or in part (the “Shares on Sale”), the other Energica Shareholders (the “Tag-Along Shareholders”) shall be entitled to sell the Shares held by the same in the share capital of Energica (the “Tag-Along Right”) at the same price and conditions offered to the Tagged Shareholders in accordance with the provisions below.
15.2To exercise the Tag-Along Right, the Tag-Along Shareholders shall deliver to the Tagged Shareholders, within 10 Business Days following receipt of a Transfer Notice, a written notice (a “Tag-Along Notice”) informing the same that they have elected to exercise the Tag-Along.
15.3Each Tag-Along Shareholder will be entitled to exercise the Tag-Along Right as follows:
(a)if the Transfer of the Shares on Sale does not result in a change in the Control over Energica, a number of Shares held in the share capital of Energica calculated on the basis of the following formula:
N1 = N2 x (T1/T2)
where: (i) N1 means the Shares owned by the Tag-Along Shareholder in the share capital of Energica to be Transferred; (ii) N2 means the overall Shares owned by the Tag-Along Shareholder in the share capital of Energica at the date of the delivery of the Transfer Notice; (iii) T1 means the Shares on Sale referred to in the Transfer Notice; and (iv) T2 means the overall Shares owned by the Tagged Shareholders in the share capital of Energica at the date of the delivery of the Transfer Notice.
(b)if the Transfer of the Shares on Sale results in a change in the Control over Energica, all of the Shares held in the share capital of Energica.
(the Shares that each Tag-Along Shareholder will be entitled to sell in accordance with (a) or (b) above, as the case may be, the “Tagged Shares”)
16.COMPLETION OF TRANSFER AFTER EXERCISE OF THE TAG-ALONG RIGHT
16.1A Tag-Along Shareholder shall transfer its Tagged Shares to the Third-Party Purchaser simultaneously with the transfer of that of the Tagged Shareholders. On the date of such transfer, the Tag-Along Shareholders shall:
(a)complete, execute and deliver to the third-party purchaser any documents necessary to implement the effective transfer of their Tagged Shares;
(b)receive the purchase price for their Tagged Shares as determined in accordance with the foregoing provisions.
16.2In the event that the Transfer of the shares the Tagged Shareholders (together with the Tagged Shares) has not been completed within 120 days from the delivery of a Transfer Notice, the procedure set forth in this Article 16 shall have to be complied with and a new Transfer Notice must be delivered prior to any subsequent Transfer of Shares.
17.IPO EXIT
17.1For the duration of this agreement, Ideanomics and the Founders shall collaborate to maximize the value of Energica through an IPO on a Recognised Stock Exchange to be identified and determined in agreement by the Parties (“Qualifying IPO”), or any other liquidity event, such as a trade sale of Energica Shares (jointly with the Qualifying IPO, a “Liquidity Event”) and shall use commercially reasonable efforts to periodically update the other Parties regarding the opportunity of a Liquidity Event and, if any, the material preparatory activities for any planned Liquidity Event, including the tentative timing thereof (as may be advised by an IPO global coordinator or other advisers appointed by Energica). The Parties will cooperate to realize the conditions to pursue a Liquidity Event within 60 months from the Signing Date.

TITLE V
– FINAL PROVISIONS –
18.EXCLUSIVITY UNDERTAKING
18.1For the entire duration of this Agreement and for the 2 years from the termination thereof, Ideanomics hereby shall not, directly or indirectly, - and undertakes to cause its Affiliates as well as any Person Controlled by the same or, directly or indirectly, referable to them not to:
(a)carry out in any part of the Territory, in any way, activities included in, or coinciding, or anyway in competition with the Relevant Business other than through Energica;
(b)encourage, incite or instigate, even indirectly, any employees or independent contractor of Energica to resign or otherwise withdraw from the relationship binding them to Energica
(c)hire any employee of Energica or set up any relationship with any independent contractor of the same, even in the event that the proposal to set up an employment or cooperation relationship comes spontaneously from such employees or independent contractors
18.2To the extent necessary, the Parties acknowledge and agree – and Ideanomics expressly accepts – that the consideration for the obligations under Paragraph 18.1 find its cause and reason in the overall terms and conditions included in this Agreement and the Framework Agreement and, therefore, such obligation shall be deemed as undertaken for consideration (a titolo oneroso).
18.3Each of the covenants set out in this Article 18 is expressly considered fair and reasonable by the Parties. However, if any of the covenants set out in this Article 18 is held to be invalid or ineffective but would be valid and effective if part of the wording of such covenants is deleted or if the duration is shortened or if the area of application is reduced, the restrictions shall apply with such modification as may be necessary to make it valid and effective.
19.TERM
19.1This Agreement shall remain valid and in force for the earlier of 5 (five) years from the Signing Date or a Liquidity Event.
19.2
19.3The Shareholders Agreement shall be deemed automatically terminated and without effect ex nunc (i.e., prospectively only) with respect to either Party in the event that such a Party ceases of being a shareholder of Energica in compliance with the provisions of this Agreement.
20.NOTICES
20.1All notices between the Parties to be given under or howsoever relating to this Agreement shall be given in writing and transmitted (i) by hand delivery, or (ii) registered letter with return receipt, or (iii) certified electronic mail, or (iv) telefax or electronic mail confirmed by registered letter with return receipt, to the addresses listed in Annex 20.1 (or to any other address that may be subsequently notified by the Parties in accordance with this Article 20.
The notices given pursuant to Paragraph 20.1 shall be deemed duly served:
(a)if delivered by hand or sent by registered letter or certified email, on the date of delivery, as shown in the relevant receipt;
(b)if sent in advance via facsimile or non-certified email, when received in a readable format by the recipient but subject to confirmation of the receipt of the register letter, it being understood that any notice received on a day other than a Business Day or after 6 pm of a Business Day shall be deemed served on the following Business Day.
21.ENTIRE AGREEMENT
21.1The understandings contained in this Agreement represent the full and complete expression of the Parties’ intention in connection with the transaction regulated hereunder and, as such, supersede and novate any other previous agreement of whatever form and kind, between them.
22.COSTS
22.1Each Party shall bear any and all expenses and costs incurred or to be incurred in relation to the negotiation and execution of this Agreement, including, without limitation, any costs payable for legal and professional assistance.
22.2Any registration tax due in connection with the registration of this Agreement (if any) shall be borne by the Party who shall have caused such registration.
23.CONFIDENTIALITY
23.1The Parties undertake to keep strictly private and confidential any information concerning their commitments relating to this Agreement, the transaction regulated hereunder and any other agreement or deed implementing and or relating to this Agreement. The disclosure of any information to third parties shall be allowed only insofar as it is necessary to perform this Agreement, or fulfil any obligation of the Law or any Order or any request by Consob.
24.AMENDMENTS
24.1Pursuant to and for the purposes of Article 1352 of the Italian Civil Code, any amendment or addition to this Agreement shall be valid and effective only if contained in a specific amendment deed entered into in writing by the Parties.
25.ASSIGNMENT
25.1Unless otherwise agreed under specific provisions of this Agreement, no Party shall be entitled to wholly or partly assign this Agreement or any of the rights or obligations arising therefrom without the other Party’s prior written consent.
26.TOLERANCE
26.1Any tolerance by a Party of any conduct of the other Party that may amount to a breach of the provisions of this Agreement shall not be regarded as a waiver of the rights arising from the provisions breached or of the right to claim for due performance of all terms and conditions of this Agreement.
27.APPLICABLE LAW
27.1This Agreement shall be governed and construed according to the laws of the Republic of Italy.
28.EXCLUSIVE JURISDICTION
28.1Without prejudice to the above, any legal proceedings howsoever connected with this Agreement shall be subject to the exclusive jurisdiction of the Courts of Milan.
* * * * * * * * *
We are looking forward to being notified of your acceptance.
Yours sincerely,